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EXHIBIT 10.9

                              EMPLOYMENT AGREEMENT

      THIS EMPLOYMENT AGREEMENT ("Agreement") is made as of this 30th day of June, 2006, by and between Baylake Bank ("Bank") and Robert J. Cera ("Employee").

                                    RECITALS

      The Bank desires to employ Employee, and Employee desires to be employed by the Bank, on the terms and conditions set forth herein.

      The parties believe it is in their best interests to make provision for certain aspects of their relationship during and after the period in which Employee is employed by the Bank.

      NOW, THEREFORE, in consideration of the mutual agreements and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the Bank and Employee ("Parties"), the Parties agree as follows:

                                    ARTICLE I

                                   EMPLOYMENT

      1.1 Term of Employment. The Bank employs Employee, and Employee accepts employment by the Bank, for the period commencing on the start date specified and ending on June 30, 2007 ("Employment Term"), subject to earlier termination as hereinafter set forth in Article III, below. Employee will start actively working full time on August 21, 2006, but the effective date of this Agreement shall be June 30, 2006; from June 30, 2006 through August 21, 2006, Employee will not be entitled to any compensation. Following the expiration of the Employment Term, this Agreement shall be automatically renewed for successive one (1) year periods (collectively, "Renewal Terms"; individually, "Renewal Term") unless, at least 30 days prior to the expiration of the Employment Term or the then current Renewal Term, either party provides the other with a written notice of intention not to renew, in which case this Agreement shall terminate as of the end of the Employment Term or said Renewal Term, as applicable. If this Agreement is renewed, the terms of this Agreement during such Renewal Term shall be the same as the terms in effect immediately prior to such renewal (including, but not limited to, the early termination provisions set forth in Article III, below), subject to any such changes or modifications as mutually may be agreed between the Parties as evidenced in a written instrument signed by both the Bank and Employee.

      1.2 Position and Duties. Employee shall be employed in the position of President and COO of the Bank, and shall be subject to the authority of, and shall report to the CEO and the Board of Directors (Board) and/or other individual(s) as may be specified by the Board from time to time. Employee's duties and responsibilities shall include all those customarily attendant to the position of President of the Bank and such other duties and responsibilities as may be assigned from time to time by the Board. Employee shall devote Employee's entire business time, attention and energies

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exclusively to the business interests of the Bank while employed by the Bank except as otherwise specifically approved in writing by or on behalf of the Board.

                                   ARTICLE II

                        COMPENSATION AND OTHER BENEFITS

      2.1 Base Salary. The Bank shall pay Employee an annual salary of Two Hundred Seventy-five Thousand Dollars ($275,000.00) ("Base Salary"), payable in accordance with the normal payroll practices and schedule of the Bank.

      2.2 Board Attendance. Employee will not receive additional compensation for attendance at Board meetings or Board committee meetings.

      2.3 Additional Compensation. Beginning with the 2007 calendar year, Employee may be eligible to earn an annual (calendar year) performance-based bonus of up to but not greater than One Hundred Thousand Dollars ($100,000.00) for each full calendar year during which Employee is employed by the Bank ("Bonus Year"), the terms and conditions of which, as well as Employee's entitlement thereto, shall be determined annually in the sole discretion of the Board ("Performance Bonus"). Employee shall be eligible for a performance bonus for the balance of the 2006 calendar year in an amount up to $33,000 under the same conditions as described in the preceding sentence.

      2.4 Benefit Plans. Employee will be eligible to participate in the Bank's retirement plans that are qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended, and in the Bank's welfare benefit plans that are generally applicable to all employees of the Bank, in accordance with the terms and conditions thereof.

      2.6 Vehicle. After August 21, 2006, the Bank will purchase an automobile for Employee's use (purchase price up to $40,000); personal miles being allocated back to employee on no less than an annual basis.

      2.7 Country Club. The Bank shall obtain for Employee a country club membership in Employee's name at a Green Bay or Door County, Wisconsin golf club in 2007.

      2.8 Relocation Assistance. The Bank shall provide relocation benefits for the Employee's moving expenses, customary and reasonable realtor fees and closing costs (excluding real estate taxes) on sale of Employee's residence in Pewaukee Wisconsin, and all customary and reasonable closing costs associated with Employee's purchase of a primary residence in the area from Green Bay, Wisconsin to Sister Bay, Wisconsin. The move shall be before June 30, 2008.

      2.9 Expenses. The Bank shall reimburse Employee for all reasonable and necessary expenses incurred in the course of the performance of Employee's duties and responsibilities pursuant to this Agreement and consistent with the Bank's policies with respect to travel, entertainment and miscellaneous expenses, and the requirements with respect to the reporting of such expenses.

      2.10 Vacation. For the remainder of the 2006 calendar year, the Employee shall be entitled to a maximum of three (3) weeks of paid vacation; provided, however, that such vacation

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time may not be carried over from year to year and that any vacation time that is unused at the conclusion of 2006 is forfeited by Employee. If Employee's employment is terminated for whatever reason during 2006, Employee forfeits any vacation time that is unused as of Employee's last date of employment. Beginning on January 1, 2007, the Employee will be eligible for an amount of vacation set forth in the Bank's vacation policy, which is applicable to all management employees, in accordance with the terms and conditions of such policy.

      2.11 Equity Plans or Programs. Employee may, during the term of this Agreement, be eligible to participate in stock option, phantom stock, restricted stock or other similar equity-incentive plans or programs which the Bank may establish from time to time. The Board at its sole discretion shall establish the terms of any such plans or programs, and Employee's eligibility to participate in them. Employee will present a proposal to the Board for its consideration regarding the potential of annual eligibility of not less than 10,000 shares of Baylake Corp stock. Bank is also willing to give consideration to a Rabbi Trust, SERP, or etc., the amount varying dependent on the size of the program established, to cover part or all of Employee's compensation that does not qualify for Bank's 401k plan. Bank will give due consideration to the compensation study from State Financial Services Corporation, which is in Employee's possession, if and when establishing any proposed plan and other long-term compensation benefits.

                                   ARTICLE III

                                   TERMINATION

      3.1 Right to Terminate; Automatic Termination.

            (a) Termination Without Cause. Subject to Section 3.2, the Bank may terminate Employee's employment and all of the Bank's obligations under this Agreement at any time and for any reason.

            (b) Termination For Cause. Subject to Section 3.2, the Bank may terminate Employee's employment and all of the Bank's obligations under this Agreement at any time for Cause (as defined below) by giving notice to Employee stating the basis for such termination, effective immediately upon giving such notice or at such other time thereafter as the Bank may designate. "Cause" shall mean any of the following: (i) Employee has breached this Agreement or any other agreement to which Employee and the Bank are parties or has breached any other obligation or duty owed to the Bank; (ii) Employee has, as determined solely by the Bank, participated in or been responsible (in whole or in part) for any violation of or default regarding any investment agreement or bank covenants to which the Bank is a party; (iii) Employee has committed negligence, misconduct or any violation of law in the performance of Employee's duties for the Bank;
(iv) Employee has taken any action likely to result in discredit to or loss of business, reputation or goodwill of the Bank; (v) Employee has failed to follow reasonable instructions from the Board, officer, body or other entity or individual to whom Employee reports concerning the operations or business of the Bank; (vi) Employee has committed a crime the circumstances of which substantially relate to Employee's employment duties with the Bank; (vii) Employee has misappropriated funds or property of the Bank; (viii) Employee has attempted to obtain a personal profit from any transaction in which the Bank has an interest, and which constitutes a corporate opportunity of the Bank, or which is adverse to the interests of the Bank, unless the transaction was

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approved in writing by the Bank's Board after full disclosure of all details relating to such transaction.

            (c) Termination by Death or Disability. Subject to Section 3.2, Employee's employment and the Bank's obligations under this Agreement shall terminate automatically, effective immediately and without any notice being necessary, upon Employee's death or a determination of Disability of Employee. For purposes of this Agreement, "Disability" means the inability of Employee, due to a physical or mental impairment, to perform the essential functions or job-related responsibilities of Employee's job with the Bank, with or without a reasonable accommodation. A determination of Disability shall be made by the Bank, which may, at its sole discretion, consult with a physician or physicians satisfactory to the Bank, and Employee shall cooperate with any efforts to make such determination. Any such determination shall be conclusive and binding on the parties. Any determination of Disability under this Section 3.1(c) is not intended to alter any benefits any party may be entitled to receive under any long-term disability insurance policy carried by either the Bank or Employee with respect to Employee, which benefits shall be governed solely by the terms of any such insurance policy.

            (d) Termination by Resignation. Subject to Section 3.2, Employee's employment and the Bank's obligations under this Agreement shall terminate automatically, effective immediately upon Employee's provision of written notice to the Bank of Employee's resignation from employment with the Bank or at such other time as may be mutually agreed between the Parties following the provision of such notice.

            (e) Termination Arising From Bank Insolvency. Subject to Section 3.2, the Bank may terminate Employee's employment and all of the Bank's obligations under this Agreement at any time as a result of (i) the Bank becoming insolvent or adjudicated bankrupt, (ii) the commencement or maintenance of proceedings related to the bankruptcy, liquidation or dissolution of the Bank, or (iii) the Bank's violation of or default regarding any investment agreement or bank covenants to which the Bank is a party by giving notice to Employee stating the basis for such termination, effective immediately upon giving such notice or at such other time thereafter as the Bank may designate.

            (f) Termination For Good Reason. Subject to Section 3.2, the Employee may terminate Employee's employment and all of the Bank's obligations under this Agreement at any time for Good Reason (as defined below) by giving notice to the Bank stating the basis for such termination, effective immediately upon giving such notice. "Good Reason" shall mean (i) any material breach of this Agreement by the Bank; (ii) other than for Cause, any material reduction in the nature or scope of Executive's title, authority, powers, functions, duties, reporting requirements or responsibilities as the President of the Bank; provided, however, that Good Reason shall not exist unless Employee first provides the Board with notice of the facts alleged to constitute Good Reason and the provision of this Section 3.1(f) which Employee alleges applies, and until such breach, reduction or requirement remains uncured for 30 business days following the Board's receipt of such written notice from Employee.

      3.2 Rights Upon Termination.

            (a) Section 3.1(a) and (f) Terminations. If Employee's employment is terminated pursuant to Section 3.1(a) or (f) hereof, Employee shall have no further rights against the

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Bank hereunder, except for the right to receive (i) any unpaid Base Salary with respect to the period prior to the effective date of termination, (ii) a Severance Payment (defined below), the payment of which is contingent upon Employee's execution of a written severance agreement (in a form satisfactory to the Bank) containing, among other things, a general release of claims against the Bank, and (iii) reimbursement of expenses to which Employee is entitled under Section 2.5, above. For purposes of this Agreement, "Severance Payment" means three (3) months of Base Salary payable following termination in accordance with the normal payroll practices and schedule of the Bank.

            (b) Sections 1.1 and 3.1(b), (c), (d) and (e) Terminations. If Employee's employment is terminated pursuant to Sections 3.1(b), (c) or (e), if Employee resigns pursuant to Section 3.1(d), or if either the Bank or Employee fails to renew this Agreement pursuant to Section 1.1, Employee or Employee's estate shall have no further rights against the Bank hereunder, except for the right to receive (i) any unpaid Base Salary with respect to the period prior to the effective date of termination and (ii) reimbursement of expenses to which Employee is entitled under Section 2.5, above.

                                   ARTICLE IV

                        CONFIDENTIALITY; NON-COMPETITION

      4.1. Confidentiality Obligations. During the term of Employee's employment under this Agreement, Employee will not directly or indirectly use or disclose any Confidential Information or Trade Secrets except in the interest and for the benefit of the Bank. After the termination, for whatever reason, of Employee's employment with the Bank, Employee will not directly or indirectly use or disclose any Trade Secrets unless such information ceases to be deemed a Trade Secret by means of one of the exceptions set forth in Section 4.4(c), below. For a period of two (2) years following termination, for whatever reason, of Employee's employment with the Bank, Employee will not directly or indirectly use or disclose any Confidential Information, unless such information ceases to be deemed Confidential Information by means of one of the exceptions set forth in Section 4.4(c), below.

      4.2 Restrictions on Competition.

            (a) During Employment. During the term of Employee's employment with the Bank, Employee shall not directly or indirectly compete against the Bank, or directly or indirectly divert or attempt to divert Customers' business from the Bank.

            (b) Following Employment.

                  (i) Non-Solicitation. For eighteen (18) months following
            termination, for whatever reason, of Employee's employment with the Bank, Employee agrees not to directly or indirectly solicit or attempt to solicit any business from any Restricted Customer in any manner which competes with the services or products offered by the Bank, or to directly or indirectly divert or attempt to divert any Restricted Customer's business from the Bank.

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                  (ii) Non-Competition. For eighteen (18) months following
            termination, for any reason, of Employee's employment with the Bank, Employee agrees not to provide services which are substantially similar to the services Employee provided to the Bank as an employee, agent, independent contractor or otherwise, to a "Venture in Competition." A "Venture in Competition" shall be defined as a bank, credit union or other entity which is in the business of lending money to individuals or businesses and which has a branch, office or place of business within a 100-mile radius of Sturgeon Bay, Wisconsin.

      4.3 Assignment of Business Ideas. Employee shall immediately disclose to the Bank a list of all inventions, patents, applications for patent, copyrights, and applications for copyright in which Employee currently holds an interest. The Bank will own, and Employee hereby assigns to the Bank, all rights in all Business Ideas. All Business Ideas which are or form the basis for copyrightable works shall be considered "works for hire" as that term is defined by United States copyright law. Any works that are not found to be "works for hire" are hereby assigned to the Bank. While employed by the Bank and for one (1) year thereafter, Employee will promptly disclose all Business Ideas to the Bank and execute all documents which the Bank may reasonably require to perfect its patent, copyright and other rights to such Business Ideas throughout the world. After Employee's employment with the Bank terminates, for whatever reason, Employee will cooperate with the Bank to assist the Bank in perfecting its rights to any Business Ideas including executing all documents which the Bank may reasonably require.

      4.4 Definitions.

            (a) Trade Secret. The term "Trade Secret" shall have that meaning set forth under applicable law. This term is deemed by the Bank to specifically include all computer source code created by or for the Bank and any confidential information received from a third party with whom the Bank has a binding agreement restricting disclosure of such confidential information.

            (b) Confidential Information. The term "Confidential Information" shall mean all non-Trade Secret or proprietary information of the Bank which has value to the Bank and which is not known to the public or the Bank's competitors, generally, including, but not limited to, new products, customer lists, pricing policies, employment records and policies, operational methods, marketing plans and strategies, product development techniques and plans, business acquisition plans, rate information, loan information, financial information regarding the Bank and its customers, technical processes, designs, inventions, research programs and results, and computer source code.

            (c) Exclusions. Notwithstanding the foregoing, the terms "Trade Secret" and "Confidential Information" shall not include, and the obligations set forth in this Agreement shall not apply to, any information which: (i) can be demonstrated by Employee to have been known by Employee prior to Employee's employment by the Bank; (ii) is or becomes generally available to the public through no act or omission of Employee; (iii) is obtained by Employee in good faith from a third party who discloses such information to Employee on a non-confidential basis without violating any obligation of confidentiality or secrecy relating to the information disclosed; or (iv) is independently developed by Employee outside the scope of Employee's employment without use of Confidential Information or Trade Secrets.

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            (d) Business Ideas. The term "Business Ideas" as used in this
Agreement means all ideas, inventions, data, software, developments and copyrightable works, whether or not patentable or registrable, which Employee originates, discovers or develops, either alone or jointly with others while Employee is employed by the Bank and for one (1) year thereafter and which are
(i) related to any business known by Employee to be engaged in or contemplated by the Bank, (ii) originated, discovered or developed during Employee's working hours, or (iii) originated, discovered or developed in whole or in part using materials, labor, facilities, Confidential Information, Trade Secrets, or equipment furnished by the Bank.

            (e) Customer. The term "Customer" shall mean any individual or entity for whom the Bank has provided services or products or made a proposal to provide services or products.

            (f) Restricted Customer. The term "Restricted Customer" shall mean any individual or entity for whom/which the Bank provided services or products and with or about whom/which the Employee had direct contact on behalf of the Bank or acquired confidential information or trade secrets on behalf of the Bank during the two (2) years preceding termination, for whatever reason, of Employee's employment.

      4.5 Return of Records. Upon termination, for whatever reason, of employment or upon request by the Bank at any time, Employee shall immediately return to the Bank all documents, records, and materials belonging and/or relating to the Bank, and all copies of all such materials. Upon termination, for whatever reason, of employment or upon request by the Bank at any time, Employee further agrees to destroy such records maintained by Employee on Employee's own computer equipment.

      4.6. Non-Solicitation of Employees. During the term of Employee's employment with the Bank and for one (1) year thereafter, Employee shall not directly or indirectly encourage any Bank employee to terminate his/her employment with the Bank or solicit such an individual for employment outside the Bank.

      4.7 Employee Disclosures and Acknowledgments.

            (a) Prior Obligations. There no are prior obligations (written and oral), such as confidentiality agreements or covenants restricting future employment or consulting, that Employee has entered into which may restrict Employee's ability to perform Employee's duties as an Employee for the Bank.

            (b) Confidential Information of Others. Employee certifies that Employee has not, and will not, disclose or use during Employee's time as an employee of the Bank, any confidential information which Employee acquired as a result of any previous employment or under a contractual obligation of confidentiality or secrecy before Employee became an employee of the Bank.

            (c) Scope of Restrictions. By entering into this Agreement, Employee acknowledges the nature of the Bank's business and the nature and scope of the restrictions set forth in this Article IV, including specifically Wisconsin's Uniform Trade Secrets Act, presently Section 134.90(1)(c), Wis. Stats. Employee acknowledges and represents that the scope of the

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restrictions are appropriate, necessary and reasonable for the protection of the
Bank's business, goodwill, and property rights. Employee further acknowledges that the restrictions imposed will not prevent Employee from earning a living in the event of, and after, termination, for whatever reason, of Employee's employment with the Bank. Nothing herein shall be deemed to prevent Employee, after termination of Employee's employment with the Bank, from using general skills and knowledge gained while employed by the Bank.

            (d) Prospective Employers. Employee agrees, during the term of any restriction contained in this Article IV, to disclose this Agreement to any future or prospective employer. Employee further agrees that the Bank may send a copy of this Agreement to, or otherwise make the provisions hereof known to, any such employer.

      4.8 Effect of Termination. Notwithstanding any termination of this Agreement, the Employee, in consideration of his employment hereunder, shall remain bound by the provisions of this Agreement which specifically relate to periods, activities or obligations upon or subsequent to the termination, for whatever reason, of the Employee's employment.

      4.9 Effect of Breach. In the event that Employee breaches any provision of this Article IV, Employee agrees that the Bank may suspend all additional payments to Employee under this Agreement, recover from Employee any damages suffered as a result of such breach and recover from Employee any reasonable attorneys' fees or costs it incurs as a result of such breach. In addition, Employee agrees that the Bank may seek injunctive or other equitable relief as a result of a breach by Employee of any provision of this Article IV.

                                    ARTICLE V

                               GENERAL PROVISIONS

      5.1 Notices. Any and all notices, consents, documents or communications provided for in this Agreement shall be given in writing and shall be personally delivered, mailed by registered or certified mail (return receipt requested) or sent by courier, confirmed by receipt, and addressed as follows (or to such other address as the addressed party may have substituted by notice pursuant to this Section 5.1):

                    (a) If to the Bank:

                    Chair of the Board of Directors
                    Baylake Bank
                    P O Box 9
                    Sturgeon Bay, WI 54235-0009

                    (b) If to Employee:

                    Robert J. Cera
                    ____________________________
                    ____________________________
                    ____________________________

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Such notice, consent, document or communication shall be deemed given upon personal delivery or receipt at the address of the party stated above or at any other address specified by such party to the other party in writing, except that if delivery is refused or cannot be made for any reason, then such notice shall be deemed given on the third day after it is sent.

      5.2 Entire Agreement. This Agreement contains the entire understanding and the full and complete agreement of the parties and supersedes and replaces any prior understandings and agreements among the parties, with respect to the subject matter hereof.

      5.3 Injunctive Relief. The parties agree that damages will be an inadequate remedy for breaches of this Agreement and in addition to damages and any other available relief, a court shall be empowered to grant injunctive relief.

      5.4 Headings. The headings of sections and paragraphs of this Agreement are for convenience of reference only and shall not control or affect the meaning or construction of any of its provisions.

      5.5 Consideration. Execution of this Agreement is a condition of Employee's employment with the Bank and Employee's employment by the Bank, together with the benefits provided to the Employee herein, constitutes the consideration for Employee's undertakings hereunder.

      5.6 Amendment. This Agreement may be altered, amended or modified only in a writing, signed by both of the parties hereto. Headings included in this Agreement are for convenience only and are not intended to limit or expand the rights of the parties hereto. References to Sections herein shall mean sections of the text of this Agreement, unless otherwise indicated.

      5.7 Assignability. This Agreement and the rights and duties set forth herein may not be assigned by Employee, but may be assigned by the Bank, in whole or in part. This Agreement shall be binding on and inure to the benefit of each party and such party's respective heirs, legal representatives, successors and assigns.

      5.8 Severability. If any court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then such invalidity or unenforceability shall have no effect on the other provisions hereof, which shall remain valid, binding and enforceable and in full force and effect, and such invalid or unenforceable provision shall be construed in a manner so as to give the maximum valid and enforceable effect to the intent of the parties expressed therein. Nothing in this provision shall contemplate any blue-penciling prohibited under Wis. Stat. Section 103.465. The parties agree that paragraphs 4.1, 4.2(a), 4.2(b)(i), 4.2(b)(ii) and 4.3 contain separate restrictions and that the invalidity of one shall have no effect on the other restrictions.

      5.9 Waiver of Breach. The waiver by either party of the breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by either party.

      5.10 Governing Law; Construction. This Agreement shall be governed by the internal laws of the State of Wisconsin, without regard to any rules of construction concerning the draftsman hereof.

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      IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year written above.

                                          BAYLAKE BANK:

                                          _____________________________________

                                          By:__________________________________
                                             ________________, ________________

                                          _____________________________________
                                          Robert J. Cera

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